Exhibit 10.18

AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING

This AMENDED AND RESTATED Memorandum of Understanding (MOU) (this “MOU”) is entered into as of September 3, 2025 (the “Effective Date”),

BETWEEN:

Terra Innovatum, SRL., a corporation organized and existing under the laws of Italy, with its principal place of business at Via Matteo Trenta 117, Lucca, Italy (hereinafter referred to as “Terra Innovatum”)

AND:

Admiral Parkway, Inc., a corporation organized and existing under the laws of Illinois(hereinafter referred to as “Admiral”)

(Terra Innovatum and Admiral are hereinafter referred to individually as a “Party” and collectively as the “Parties”)

RECITALS:

WHEREAS, Terra Innovatum has developed SOLO™, a ground-breaking micro-modular nuclear reactor solution designed for unparalleled safety, simplicity, and scalability. Each SOLO™ unit offers 1MWe (electric) and 4MWt (thermal) output, with an optional cogeneration configuration, making it ideal for on-grid, behind-the-meter, or off-grid applications. Its compact design (10x10 meter footprint) and advanced helium-cooled core architecture leverage licensed, commercially available components supported by a robust, pre-existing and commercially validated supply chain. SOLO™ is designed to operate autonomously for 15 years, with refuelling options extending its lifespan up to 45 years using standard Low-Enriched Uranium (LEU) fuel. The inherently safe design eliminates the risk of meltdown or explosion and ensures full compliance with US and international safety standards. Furthermore, the reactor is designed with a robust concrete biological shielding of 2.5m thickness, that provides full radiation protection, such that SOLO™ requires ZERO Emergency Planning Zone (EPZ). Thanks to all these unique features, multiple SOLO™ units can be co-located to scale power output as needed. This makes SOLO™ uniquely suitable for deployment in diverse settings, including populated areas, industrial zones, tourism facilities, and remote islands, without extensive land-use restrictions. In addition, SOLO™ is so far the only reactor with built-in “Safeguards by Design” (including real-time monitoring and fuel verification aligned with IAEA standards) that make our product highly proliferant resistance,

WHEREAS, Admiral owns and/or operates a facility and site located at 1429 Boulder Blvd., Valmeyer, IL 62295 (the “Rock City Site”), and Eleven South owns and/or operates a facility and site located at 1000 Eleven South, Columbia, IL 62236 (the “Eleven South Site”) each of which may be suitable for the installation and operation of a Terra Innovatum SOLO reactor;;

WHEREAS, Terra Innovatum desires to explore the feasibility of deploying its First-Of-A- Kind (FOAK) SOLO™ reactor at the Rock City Site, and Admiral is interested in exploring the possibility of hosting such a reactor, subject to mutual agreement on definitive terms and necessary approvals;

WHEREAS, the Parties wish to enter into this non-binding MOU to outline their mutual understanding and intentions regarding the preliminary assessment, planning, and potential future collaboration for the deployment of a SOLO™ FOAK reactor at the Rock City Site;

WHEREAS, the Parties recognize that the Project, if it proceeds, will involve long-term operational, decommissioning, and waste management considerations that will be addressed in detail in Definitive Agreements;

WHEREAS, the Parties had entered into a Memorandum of Understanding, dated July 2025 (the “ORIGINAL MOU”, and now desire to amend and restate the Original MOU in its entirety.

NOW, THEREFORE, in consideration of the mutual interests and understandings set forth herein, the Parties agree to amend and restate the Original MOU as follows:

1.	PURPOSE AND SCOPE

1.1	The primary purpose of this MOU is to establish a framework for cooperation and to define the preliminary intentions of the Parties concerning the potential siting, development, construction, and operation of a Terra Innovatum SOLO™ FOAK reactor (the “Project”) at the Rock City Site.

1.2	This MOU outlines the general principles for collaboration, including but not limited to site assessment, information exchange, regulatory planning, and the potential negotiation of definitive agreements for the SOLO™ FOAK reactor Project.

1.3	The Parties acknowledge that this MOU is an expression of intent and, except as specifically set forth in Sections 7 (Confidentiality), 9 (Costs and Expenses), 10 (Governing Law and Dispute Resolution), 12 (Intellectual Property - regarding pre-existing IP), and 13 (Site Assessment Data - regarding ownership/access as defined), does not create any legally binding obligations on either Party.

2.	ROLES AND RESPONSIBILITIES

2.1	Terra Innovatum shall, in principle:

a)	Lead and be primarily responsible for all financial and technical aspects related to the design, engineering, licensing, procurement, construction, commissioning, operation (for the first 15 years), and decommissioning of the SOLO™ FOAK reactor.

b)	Bear the primary responsibility for obtaining all necessary regulatory approvals, licenses, and permits required for the Project from relevant authorities, including but not limited to the U.S. Nuclear Regulatory Commission (NRC).

c)	Be responsible for the major expenses associated with the site selection studies, detailed planning, regulatory approval processes, and the connection of the SOLO’” FOAK reactor to the Rock City Site facility’s infrastructure, subject to further detailed agreement.

d)	Conduct necessary site-specific studies and assessments to confirm the suitability of the Rock City Site for the Project, potentially encompassing geological, seismic, hydrological, meteorological, and environmental baseline data if not yet available.

e)	Work with Admiral to determine the logistical requirements for connecting the SOLO™ FOAK reactor system “behind the meter” to the Rock City Site facility, ensuring compliance with the requirements of the local utility provider (Ameren) and enabling Ameren to serve as a backup power source.

f)	Prepare a legal agreement regarding the FOAK allowing to meet compliance requirements - including specific security dimensions associated with RTR as per US NRC and Illinois standards - and commercial dimensions. This contract shall notably allow to appropriately structure the ownership of the FOAK reactor, the operation costs including insurances, the power supply and the land lease agreement terms, as well as the principles related to the decommissioning. The legal agreement will also address the possibility of reactor life extension (following the first 15 years of operation) which could postpone the decommissioning program of the FOAK. The SOLO life extension will be possibly regulated by specific agreement and term of conditions.

2.2	Admiral shall, in principle:

a)	Provide Terra Innovatum with reasonable access to the Rock City Site for the purpose of conducting site assessments, surveys, and feasibility studies for the SOLO™ FOAK reactor Project, subject to reasonable prior notice and adherence to Admiral’s safety and security protocols.

b)	Share existing historical site data, reports, relevant existing permits or environmental surveys, and local contacts that may be relevant to the Project and assist in expediting site assessment and regulatory processes, to the extent available and permissible.

c)	Facilitate introductions and communications with local stakeholders and utility providers (e.g., Ameren) as may be reasonably requested by Terra Innovatum.

d)	Collaborate with Terra Innovatum to identify and address logistical challenges related to the integration of the SOLO™ FOAK reactor with the existing Rock City Site facility infrastructure.

e)	If existing reports or studies require amendment or updating for the Project, Admiral will use reasonable efforts to assist Terra Innovatum, potentially utilizing existing relationships with local resources, with costs to be agreed upon.

3.	INFORMATION EXCHANGE AND SITE VISIT

3.1	The Parties agree to share relevant information necessary to evaluate the feasibility of the Project. Such information may include technical specifications for the SOLO™ FOAK reactor, site data, regulatory requirements, and preliminary project plans.

3.2	Admiral agrees to facilitate a site visit for the Terra Innovatum team at a mutually agreeable date to further assess the site and discuss Project specifics.

4.	PRELIMINARY UNDERSTANDINGS

4.1	Regulatory Compliance: The Parties acknowledge that the Project is contingent upon successfully obtaining all necessary approvals and licenses from the NRC and any other relevant governmental authorities for the SOLO™ FOAK reactor. Terra Innovatum will lead these efforts.

4.2	Utility Integration: The Parties will collaborate to develop a plan for integrating the SOLO™ FOAK reactor with the Rock City Site facility’s electrical system, ensuring that the facility’s existing connection with Ameren for backup power (exceeding 1 MW) is maintained and compliant with Ameren’s requirements.

4.3	SOLO integration: The Parties will collaborate to develop a plan for integrating the SOLO™ FOAK reactor capacity to feed the Rock City Site facilities. The Parties agree to cooperate, as appropriate to share data and facilities requirements to define the related interfaces to allow SOLO to provide with the produced electrical power and possibly heat (in a co-generation mode).

4.4	Government Interface: The Parties acknowledge that the Project may benefit from or require interaction with various governmental agencies beyond regulatory bodies (e.g., for grants, loan guarantees, or other support). The Parties agree to cooperate, as appropriate and mutually agreed, in any such interactions.

4.5	Security Planning: The Parties acknowledge that appropriate physical and cybersecurity measures, consistent with regulatory requirements for advanced reactors, will need to be developed and implemented for the Project. Terra Innovatum will take the lead in defining these requirements in consultation with Admiral.

4.6	Site Availability Confirmation: Subject to the successful completion of all necessary studies, due diligence, regulatory approvals, the mutual agreement on Definitive Agreements, and fulfilment of all conditions precedent to be outlined therein, Admiral confirms its willingness and intent to make the designated portion of the Rock City Site available to Terra Innovatum for the construction and operation of the SOLO™ FOAK reactor Project as contemplated herein.

5.	NEXT STEPS AND PHASED APPROACH

5.1	Following the execution of this MOU, the Parties intend to pursue a phased approach, which may include:

Phase 1: Initial Site Visit, preliminary data review, and definition of the scope for detailed site characterization for the SOLO™ FOAK reactor. A Go/No-Go review will be conducted by both Parties based on initial findings and mutual alignment on the defined scope before proceeding to Phase 2.

Phase 2: Conduct of agreed detailed site characterization studies (as per Section 2.1.d) and development of a preliminary regulatory engagement plan for the SOLO™ FOAK reactor. A Go/No-Go review will be conducted by both Parties based on study outcomes and the preliminary regulatory outlook before proceeding to Phase 3.

Phase 3: Subject to positive outcomes from prior phases and mutual agreement to proceed, the Parties will work towards the development of one or more definitive agreements (the “Definitive Agreements”) that will govern the Project. These Definitive Agreements may include, but are not limited to, a Site Lease Agreement, a SOLO™ FOAK Reactor Transfer Agreement (contemplating transfer of ownership after initial NRC validation phase and the first 15 years of operations), a Project Development Agreement for the SOLO™ FOAK reactor and the modalities associated with decommissioning. The utilization of the reactor for research purposes will also be covered.

6.	ADMIRAL OPTION FOR INCREMENTAL SOLO REACTORS

6.1	Following the execution of this MOU, for a period of 18 months, Terra Innovatum will give Admiral the right but not the obligation to place an order for up to 50 SOLO reactors. Such option would give Admiral priority over other customers that have not yet paid a deposit to Terra Innovatum and over any other customers that signed a similar option after the date of this agreement. There is no minimum order required on the part of Admiral and Admiral may also place more than one order during the 18-month period. Such option would be subject to execution of mutually agreeable definitive agreements.

7.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

7.1	The Parties acknowledge that in the course of their discussions and activities under this MOU, they may exchange proprietary or confidential information. This information would be covered by the agreement signed between the parties on 03-04-2025.

7.2	Notwithstanding the foregoing, Terra Innovatum shall be permitted to make public announcements (including press releases) regarding (i) the identification of the Rock City Siteas a potential location for the SOLO™ FOAK reactor Project, and (ii) the execution of this MOU with Admiral for the potential construction and operation of the SOLO™ FOAK reactor. Any such public announcement shall be subject to the prior review and mutual written agreement of both Parties as to its content and timing, such agreement not to be unreasonably withheld, conditioned, or delayed by Admiral.

8.	TERM AND TERMINATION

8.1	This MOU shall become effective on the Effective Date and shall remain in effect for a period of eighteen (18) months, unless terminated earlier by mutual written agreement of the Parties or by either Party providing thirty (30) days written notice to the other Party.

8.2	Termination of this MOU shall not affect the rights and obligations set forth in Sections 7 (Confidentiality and Public Announcements), 9 (Costs and Expenses incurred prior to termination), 10(Governing Law and Dispute Resolution), 12 (Intellectual Property - regarding pre-existing IP and future IP as addressed in Definitive Agreements), and 13 (Site Assessment Data).

9.	COSTS AND EXPENSES

9.1	Except as may be otherwise agreed in writing in the Definitive Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and performance of this MOU and the activities contemplated herein.

9.2	It is understood that Terra Innovatum will be responsible for major expenses associated with site selection studies, detailed planning, regulatory approval processes, and connection, as outlined in Section 2.1 the specifics of which will be detailed in subsequent Definitive Agreements.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	This MOU shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

10.2	The Parties agree to attempt to resolve any dispute arising out of or relating to this MOU through good faith negotiations between authorized representatives for a period of 30 days. If the dispute cannot be resolved through negotiation, the Parties may pursue other dispute resolution mechanisms as mutually agreed.

11.	PUBLIC AND STAKEHOLDER ENGAGEMENT

11.1	The Parties acknowledge the importance of future community and stakeholder engagement concerning the Project. They agree to cooperate in good faith, at the appropriate time, to develop and implement strategies for transparent communication and consultation with local communities, regulatory bodies, and other relevant stakeholders.

12.	INTELLECTUAL PROPERTY

12.1	Each Party will retain ownership of its pre-existing intellectual property.

12.2	The Parties agree that any intellectual property developed jointly during, or arising specifically from, collaborative activities under this MOU (e.g., joint site assessments, co-development of specific integration plans) will be addressed in the Definitive Agreements, including terms regarding ownership, licensing, and use. Until such Definitive Agreements are in place, any jointly developed IP shall be jointly owned, with each party having the right to use it for internal research and development purposes related to the Project, but not for commercialization with third parties without the other Party’s written consent.

13.	SITE ASSESSMENT DATA

13.1	Data and reports generated by Terra Innovatum or through joint efforts specifically for the Project at the Rock City Site during the term of this MOU shall be owned by Terra Innovatum.

13.2	Admiral shall be provided with copies of final reports directly relevant to the Rock City Site for its internal records and for use in connection with the Project, subject to the confidentiality provisions herein.

13.3	In the event this MOU is terminated by Terra Innovatum prior to entering into Definitive Agreements, Admiral wishes to utilize any of the information derived to assist with future projects without restriction.

14.	NO BINDING OBLIGATIONS (EXCEPT AS SPECIFIED)

14.1	The Parties expressly acknowledge and agree that this MOU represents a statement of mutual intentions and understanding. Except for the provisions of Section 1.3 (regarding which sections are binding), Section 7 (Confidentiality and Public Announcements), Section 8.2 (Survival), Section 9 (Costs and Expenses, regarding each party bearing its own costs for MOU-related activities unless otherwise specified for the project), Section 10 (Governing Law and Dispute Resolution), Section 12 (Intellectual Property, as specified), and Section 13 (Site Assessment Data, as specified), this MOU does not create, and is not intended to create, any legally binding or enforceable obligations on either Party.

14.2	No Party shall have any liability to the other Party for any costs, expenses, damages, or losses incurred as a result of this MOU (other than as specified as binding) or any Party’s decision not to proceed with the Project or enter into Definitive Agreements.

14.3	The Parties’ respective legally binding obligations with respect to the Project will be set forth in the Definitive Agreements, if and when they are negotiated, approved by the respective Parties, and executed.

15.	MISCELLANEOUS

15.1	Entire Understanding: This MOU, including any attachments explicitly referenced herein, constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, negotiations, and agreements, whether oral or written, including the Original MOU.

15.2	Amendments: Any amendments or modifications to this MOU must be in writing and signed by authorized representatives of both Parties.

15.3	No Assignment: Neither Party may assign its rights or obligations under this MOU without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

15.4	Notices: Any notices required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, reputable overnight courier, or certified mail, return receipt requested, or by email with confirmed receipt, to the addresses or email addresses set forth in the “Key Contacts for Notices” section or to such other addresses as may be specified by either Party in writing.

15.5	Counterparts: This MOU may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures (e.g., PDF) shall be considered as originals.

16.	ELEVEN SOUTH SITE. The Parties agree to, concurrently with the pursuit of the Rock City Site, also pursue the use of the Eleven South Site as a potential alternative to the Rock City Site for the installation and operation of the Terra Innovatum SOLO reactors and, to that effect, all references to the Rock City Site in this MOU will be deemed to also include references to the Eleven South Site to the extent applicable.

IN WITNESS WHEREOF, the Parties hereto have executed this Memorandum of Understanding as of the Effective Date.

TERRA INNOVATUM SRL

By:
Alessandro Petruzzi
CEO

ADMIRAL PARKWAY, INC.

By:
Name:	Joe Koppeis
Title:	President